SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                        the Securities Exchange Act 1934

                          Date of Report: July 22, 2004

                            Trident Rowan Group, Inc.
                            -------------------------
               (Exact name of registrant as specified in charter)

                                    Maryland
                                    --------
                 (State or other jurisdiction of incorporation)

         000-2642                                           52-0466460
---------------------------                          --------------------------
(Commission File Number)                       (IRS Employer Identification No.)


           c/o Comtech Group, Room 1001, Tower C, Skyworth Building,
             High-Tech Industrial Park, Nanshan, Shenzhen 5180, PRC
--------------------------------------------------------------------------------
(Address of principal executive offices)                        (Zip Code)

Registrant's telephone number, including area code: 011-755-267-4327

ITEM 1.  CHANGE IN CONTROL

      On May 25, 2004, the Registrant entered into a Share Exchange Agreement (the "Exchange Agreement") with Comtech Group, Inc., a privately owned Cayman Island company ("Comtech"), and Comtech's shareholders, Comtech Global Investment Ltd., Purple Mountain Holding Ltd., and Ren Investment Ltd.(collectively, the "Shareholders"), pursuant to which the Registrant was to acquire all of the issued and outstanding shares of stock of Comtech in exchange for the issuance in the aggregate of 42,000,000 of the Registrant's shares of common stock to the Shareholders. The transaction contemplated by the Exchange Agreement was consummated on July 22, 2004. Pursuant to certain provisions in the Exchange Agreement, the number of shares to issued to the Shareholders was adjusted at closing to 40,502,150 (the "Shares").

      As a result of the transaction, Comtech became a wholly-owned subsidiary of the Registrant and, upon the issuance of the Shares, the Shareholders owned approximately 91.2% of all of the Registrant's issued and outstanding stock. The Registrant currently has a total of 44,422,050 shares of Common Stock issued and outstanding on a non-fully diluted basis.

      Also, in connection with the transaction, there was a change in the majority of the Registrant's Board of Directors and in Management. The Registrant's Board of Directors currently comprises seven members, including Mark Hauser and Mark Segall, who previously served as members of the Registrant's Board of Directors, and Jingwei (Jeffrey) Kang, Amy Kong, Bin Li, Zhou Li and Jason Kim who were appointed to the Board. Messrs. Hauser and Arbib resigned as Co-Chief Executive Officers and Mr. Jeffrey Kang was elected as Chief Executive Officer.

      The Registrant, Emanuel Arbib, Gianni Bulgari, Mark S. Hauser and Mark B. Segall (the "TRG Stockholders") and the Shareholders have executed and deliver a stockholders' agreement, which provides for the designation and voting by the TRG Stockholders and Shareholders of persons to serve on the Registrant's Board of Directors. Pursuant to the stockholders' agreement, during the two-year period commencing on the date of the consummation of the Exchange Agreement, the TRG Stockholders and the Shareholders will be permitted to designate two and five persons, respectively, for nomination at each annual meeting of the Registrant's stockholders, and will be required to vote their shares of Common Stock for all such nominees.

      The Registrant is not aware of any arrangements which may at a subsequent date result in a change in control.

      A press release announcing the consummation of the transaction was issued on July 23, 2004. A copy of the press release was attached to the Form 8-K filed on July 23, 2004 as Exhibit 99.1.

COMPANY OVERVIEW

      Comtech ("Comtech," "we", "our" or "us") is a leading provider of customized module design solutions in China, focused on the mobile handset and telecom equipment industries. Our primary business is developing custom solutions that address specific client needs, contracting for the integration of these designs into products supplied by our suppliers, and distributing the value-added product to our clients. Our design solutions for mobile device products include LCD displays for LCD modules, multimedia solutions for camera modules, and man-machine interface solutions for connectors, speakers and microphones. In the telecom equipment industry we currently target the optical transmission product segment, such as transmitters, modulators, transceivers, amplifiers, attenuators and switching products, and the data communication product segment, such as ADSL modems, network data processors, interconnects, Ethernet transceivers, flash storage and voice over internet protocol, or VOIP, products.

      Since we began operations in 1995, we have evolved from a distribution company to a customized design solution provider. Our client base has grown to serve over 200 companies representing many of the largest manufacturers in the mobile handset and telecom equipment industries. We offer our clients over 500 product lines manufactured by many leading suppliers. Our largest customer in the mobile handset market is TCL Mobile Communication (HK) Company Ltd., or TCL, one of China's largest domestic mobile handset manufacturers. Our top two revenue producing customers from the telecom equipment industry have been Zhongxing International (Hong Kong) Trading Co. Ltd. (ZTE) and Huawei Technology Investment Co. Ltd., or Huawei, China's two largest telecom equipment vendors.

      We have had significant growth in both revenues and profits since 1995. In 2003, we had over $43 million in revenues and $3.4 million in net income, which amounts to an increase of approximately 72% and 208%, respectively. For the six month period ended June 30, 2004, our revenues and net income were $38 million and $3.5 million. In 2003, sales to mobile handset manufacturers comprised approximately 30% of revenues and sales to telecom equipment companies comprised approximately 70% of revenues. In 2004, we expect our mobile handset and telecom equipment sales to generate approximately 60% and 40% of revenues, respectively.

INDUSTRY OVERVIEW

      According to BDA China Limited ("BDA"), the mobile handset and the telecom equipment industries have been among the most important segments supporting China's recent emergence as a technology driven society. BDA estimates that domestic mobile handset sales in China increased by approximately 88% in 2003. BDA expects continued growth in the mobile handset market in China, with the handset market size anticipated to reach 72.1 million units and total production volume to increase to 213 million units by 2006. As the demand for mobile handsets has grown in China, domestic mobile handset vendors (our target clients) have continued to penetrate the market and capture market share. In 2004, local mobile handset vendors had a combined market share of approximately 45% of the mobile handset vendors in China compared to 1999, when the domestic vendors' market share was less than 5%. Domestic vendors that have limited in-house research and development capabilities typically rely on outside companies that can provide technical and design support services to customize their mobile handset units. We believe that the increased demand for products from domestic vendors with limited research and development capabilities will increase the demand for the customization services we provide.

      China's telecom equipment industry has recently experienced increased investment by telecom operators. We believe that key segments within the telecom equipment industry are the data communications segment, consisting of ADSL modems, VOIP equipment and router and network security equipment, the optical component segment and the PSTN switch segment.

      o Data communications. ADSL modems have been one of the main investment focuses for China's fixed-line operators and is expected to be one of the fastest growing markets in China in the next two to three years. VOIP has been mainstream technology for long distance calls since 2002 and according to IDC, the VoIP equipment market is expected to grow at a 5-year CAGR of 45% from 2002 to 2007. The router and network security market continues to be driven by government supported projects aimed at improving information technology and telecommunications systems.

      o Optical Components. Domestic vendors increased their share of the optical equipment, subsystem and component market. According to Tongxin Xinxi Bao, a telecom information newspaper, over 50% of new deployments of optical equipment in 2003 were made by Huawei and, together Fiberhome and Shenzhen Photon Technology, represent over 50% of the market share in the optical subsystem and component market.

      o PSTN Switches. Growth in the PSTN switch market has been attributed to network upgrades of older PSTN switch equipment and the increasing volume of exports of PSTN switches.

MARKET OPPORTUNITY AND BUSINESS AND GROWTH STRATEGY

      We believe that increased competition faced by our mobile handset clients has lead to shortened product life cycles, creating increased demand for our customized design solutions. Furthermore, the increase in exports and local market share by domestic vendors (our target clients) has driven product demand among our mobile handset and telecom equipment clients, which has provided opportunities for us to continue to market and sell our services. We believe that our ability to incorporate new features into mobile handsets and to launch more advanced services in telecom equipment will drive demand for design solutions to be integrated into new products in the future.

      Our objective is to become a chipset and application software design house and ultimately create products with our own intellectual property. This evolution model has been successfully implemented by other Chinese companies, such as Huawei and Lenovo, and we believe this model will also be successful for us.

      Our strategy to accomplish this objective includes expansion of our current services and continuation of our development and expansion of our Comtech-branded products. We intend to expand our business by:

      o     designing new solutions;

      o     offering new product lines; and

      o     penetrating new industries.

We believe that the most effective way to expand our business is by merging and acquiring companies, and forming joint ventures or other partnership relationships with companies that are in different industries and offer different product lines than us.

      We recently launched Comtech-branded products, which in 2003 contributed approximately USD$2 million in revenues. We design and sell Comtech-branded products and intellectual property based on our proprietary technology.

COMPETITIVE STRENGTHS

      We maintain a close day-to-day working relationship with our clients, which allows us to provide excellent customer service and respond quickly to their changing technological needs. We believe that close client contact sets us apart from in-house design teams of large chipmakers that generally seek large scale deployments rather than focusing on customizing modules and applications.

      Our close communication with clients allows us to anticipate their needs for new products so that we can quickly procure products from our suppliers. Many of our clients have developed stringent procurement systems to control purchasing, which has created barriers for new suppliers seeking to sell their products to these vendors. Our close relationships with our clients not only benefit our clients because we can quickly provide them with new products, but also benefit our suppliers who are able to reach a wide range of potential vendors who they otherwise may not have been able to target.

      In our industry we do not compete for clients based exclusively on our design solutions, but also on the quality of the products on which we base our solutions. We integrate and distribute our design solutions into products manufactured by leading suppliers such as Samsung, Panasonic and PixelPlus. We believe that the brand name behind our product line is another of our key competitive strengths.

RISK FACTORS

REVENUES MAY NOT BE CONSISTENT OR INCREASE, DUE TO FLUCTUATING DEMAND FOR PRODUCTS. Comtech's revenues are characterized by significant fluctuation based on customer demand. Many of Comtech's products have short lead-times and uneven seasonal demand. Fluctuating demand results from a variety of factors, including, but not limited to, the cancellation of large orders, price concessions on high volume orders, competitive pressures, technical synchronization between Comtech and its clients, time required for research and development and changing design requirements resulting from rapid technology shifts within wireless and telecom industries. If Comtech is unable to maintain the demand for its products on a continuing and consistent basis, its revenues may be adversely affected.

AN INABILITY TO RESPOND QUICKLY AND EFFECTIVELY TO NEW TECHNOLOGICAL DEVELOPMENTS WOULD ADVERSELY IMPACT OUR COMPETITIVE POSITION. Comtech's failure to maintain the superiority of its technological capabilities or to respond effectively to technological changes could adversely effect its business, results of operations and financial condition. If Comtech is unable to successfully develop and bring to market new products in a timely manner, its competitors' technologies or services may render its products or services noncompetitive or obsolete.

INCORRECT MANAGEMENT OF INVENTORY MAY RESULT IN OUR OWNERSHIP OF OBSOLETE OR UNUSABLE COMPONENTS. As a result of rapid technological innovation within the wireless and telecom equipment industries, many product components must be quickly replaced or eliminated. The failure to sell such products, may have a material adverse effect on Comtech's revenues.

CLIENTS COULD BEGIN TO CIRCUMVENT US AND PURCHASE PRODUCTS DIRECTLY FROM SUPPLIERS. Comtech, while providing value added solutions to its vendors and suppliers products, also acts as a distributor of such products to its clients. If its clients begin to transition procurement away from component suppliers in favor of direct purchases from vendors and suppliers, such change would have a negative impact on Comtech's ability to sell its services and products to clients. While this trend is in its early stages, its continued development could translate to a substantial loss of revenues to Comtech.

DESIGN SOLUTION SERVICE REVENUE COULD DECREASE IF CLIENTS EXPAND THEIR IN-HOUSE DESIGN CAPABILITIES. As domestic vendors have upgraded research and development, they have become able to integrate more basic components in-house and shift component purchases to their own suppliers. Longer-term, as domestic vendors increase research and development spending and improve in-house design capabilities, these vendors may change their procurement strategy or decide to rely on distributors primarily for component delivery, and not for integration or design work. The loss of clients for design solutions services would have a material adverse effect on Comtech's business, financial condition and results of operations.

RELIANCE ON OUR ABILITY TO PROCURE CORE TECHNOLOGY AND COMPONENTS FROM SUPPLIERS MAKES US VULNERABLE TO THE LOSS OF ONE OR MORE KEY SUPPLIERS. If Comtech's vendors and suppliers do not continue to sell their technology to Comtech, those clients who purchase Comtech's products based on certain vendor or supplier technology may no longer seek design solutions from Comtech. As a result, Comtech may have to seek alternative vendors and suppliers. There is no guarantee that alternative vendors and suppliers will be willing to sell their technology to Comtech or that Comtech's clients will want to purchase those products. If Comtech loses its vendor and supplier base, it would cause a material adverse effect on Comtech's business, financial condition and results of operations.

LOSS OF CERTAIN KEY CLIENTS MAY ADVERSELY IMPACT OUR REVENUES. Comtech generates the majority of its revenues from certain key clients. In 2003, Comtech's top ten clients represented 64% of revenues and its top four clients represented nearly fifty percent of total revenues. Should Comtech lose or receive reduced orders from any of its large customers, it would cause a material adverse effect on Comtech's business, financial condition and results of operations.

COMTECH MUST MAKE A SIGNIFICANT INVESTMENT ANYTIME WE COMMENCE A NEW PROJECT. Comtech's financial commitment in developing a new product or establishing a new market channel includes significant research and development, technical support and management time and effort. Should a project be terminated earlier that anticipated due to changing market conditions or client requirements, Comtech may experience a significant loss of capital and effort, which may have a material adverse effect on the Company's business, financial condition and results of operations.

THE INDUSTRIES IN WHICH THE COMPANY COMPETES ARE HIGHLY COMPETITIVE AND FRAGMENTED. Comtech expects competition to persist and intensify in the future. Comtech's competitors are mainly the in-house design teams of large chipmakers, such as Intel and Broadcom. Comtech's competitors also include distribution and design companies with operations in China, including Arrow Electronics, Avnet, Memec, EDOM and others. China's electronic components market is fragmented with over 1,500 distributors. A number of competitors have or may develop greater capabilities and resources than Comtech's. Comtech also faces the risk that new competitors with greater resources than Comtech's will enter the market. Competitive pressures from current or future competitors could cause Comtech's services and products to lose market acceptance or require a significant reduction in the price of Comtech's services.

COMTECH'S SUCCESS IS HIGHLY DEPENDENT UPON THE CONTINUING SERVICE OF OUR OFFICERS, MANAGEMENT TEAM AND OTHER PERSONNEL. Competition in Comtech's industry for executive-level personnel is strong, and recruiting, training, and keeping qualified key personnel with both technical and market expertise are important factors in Comtech's ongoing success and survival. Should key employees leave Comtech, it may lose both an important internal asset and revenues from customer projects tied to those employees.

COMTECH'S OPERATIONS COULD BE CURTAILED IF IT IS UNABLE TO OBTAIN REQUIRED ADDITIONAL FINANCING. Comtech currently has an available bank line of $4 million out of a total credit line of $20 million. As of June 30, 2004, Comtech had $3.5 million in cash and cash equivalents. In the future, Comtech may need to raise additional funds through public or private financing, which may include the sale of equity securities. The issuance of these equity securities could result in dilution to Comtech's stockholders. If Comtech is unable to raise capital when needed, Comtech's business strategy will be affected, which could severely limit Comtech's ability to generate revenue.

THE ESTABLISHMENT AND EXPANSION OF INTERNATIONAL OPERATIONS REQUIRES SIGNIFICANT MANAGEMENT ATTENTION. All of Comtech's current, as well as any anticipated future revenues, are or are expected to be derived from Asia. Comtech's international operations are subject to risks, including the following, which, if not planned and managed properly, could materially adversely affect Comtech's business, financial condition and operating results:

      o language barriers and other difficulties in staffing and managing foreign operations;

      o legal uncertainties or unanticipated changes regarding regulatory requirements, liability, export and import restrictions, tariffs and other trade barriers;

      o longer customer payment cycles and greater difficulties in collecting accounts receivable;

      o uncertainties of laws and enforcement relating to the protection of intellectual property;

      o     seasonal reductions in business activity; and

      o     potentially uncertain or adverse tax consequences.

FLUCTUATIONS IN THE VALUE OF THE RMB RELATIVE TO FOREIGN CURRENCIES COULD AFFECT COMTECH'S OPERATING RESULTS. Comtech has historically conducted transactions with customers, paid payroll and other costs of operations in Chinese Renminbi. To the extent future revenue is denominated in foreign currencies, Comtech would be subject to increased risks relating to foreign currency exchange rate fluctuations that could have a material adverse affect on Comtech's business, financial condition and operating results. To date, Comtech has not engaged in any hedging transactions in connection with Comtech's international operations.

IF COMTECH'S ITALIAN SUBSIDIARY, OAM S.P.A., IS NOT SUCCESSFUL IN ITS DEFENSE AGAINST THE ITALIAN TAX AUTHORITIES CLAIM THAT ITS OWES ADDITIONAL TAXES, IT WILL HAVE TO PAY SUCH ADDITIONAL TAXES. In connection with OAM's claims for tax rebates of (euro)329,297 (US$407,571), the Italian tax authorities have counterclaimed assessing additional taxes and penalties due by OAM from its 1984 corporate tax in the amount of approximately (euro)3,943,479 (US$4,880,845). OAM HAs contested the payment of these additional taxes and the lower Italian tax courts have decided in OAM's favor. However, there is currently an appeal pending in a higher Italian tax court. Although in the opinion of the Company's Italian legal counsel, it is unlikely that the Italian tax authority's counterclaims will be successful, if OAM loses on this appeal, it may be liable for payment in full of the taxes and penalties and other consequences that may have a material adverse effect on Comtech's business, financial condition and results of operations.

RISKS ASSOCIATED WITH DOING BUSINESS IN GREATER CHINA

THERE ARE SUBSTANTIAL RISKS ASSOCIATED WITH DOING BUSINESS IN GREATER CHINA, AS SET FORTH IN THE FOLLOWING RISK FACTORS.

COMTECH'S OPERATIONS AND ASSETS IN GREATER CHINA ARE SUBJECT TO SIGNIFICANT POLITICAL AND ECONOMIC UNCERTAINTIES. Changes in laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on Comtech's business, results of operations and financial condition. Under its current leadership, the Chinese government has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the Chinese government will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

COMTECH MAY HAVE LIMITED LEGAL RECOURSE UNDER CHINESE LAW IF DISPUTES ARISE UNDER COMTECH'S CONTRACTS WITH THIRD PARTIES. The Chinese government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, their experience in implementing, interpreting and enforcing these laws and regulations is limited, and Comtech's ability to enforce commercial claims or to resolve commercial disputes is unpredictable. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights Comtech may have to specific performance, or to seek an injunction under Chinese law, in either of these cases, are severely limited, and without a means of recourse by virtue of the Chinese legal system, Comtech may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on Comtech's business, financial condition and results of operations.

COMTECH HAS IMPLEMENTED SAFEGUARDS IN ORDER TO COMPLY WITH THE FOREIGN CORRUPT PRACTICES ACT. Comtech is subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China. Comtech has attempted to implement safeguards to prevent and discourage such practices by Comtech's employees and agents. Comtech can make no assurance, however, that its employees or other agents will not engage in such conduct for which we might be held responsible. If Comtech's employees or other agents are found to have engaged in such practices, Comtech could suffer severe penalties.

CORPORATE INFORMATION

      Our corporate offices are located at Room 1001, Tower C, Skyworth Building, High-Tech Industrial Park, Nanshan, Shenzhen, PRC. Our telephone number at that location is 011-755-267-4327. We have numerous branch offices located throughout China, including Beijing, Shanghai, Qingdao, Wuhan and Hong Kong. We currently have over 70 employees.

KEY MANAGEMENT AND DIRECTORS

JEFFREY KANG, CHAIRMAN OF THE BOARD, CEO, PRESIDENT AND CO-FOUNDER. Mr. Kang was a co-founder of Comtech and has served as our Chief Executive Officer and a Director since September 1999. Mr. Kang founded Shenzhen Matsunichi Electronics Co., Ltd. and Matsunichi Electronic (Hong Kong) Limited, the Company's predecessor, in 1995 when Matsunichi commenced operations as a distributor for Matsushita. In 1999, Mr. Kang formed Comtech and transferred all operations and assets of Matsunichi into the company. Prior to forming Matsunichi, Mr. Kang worked for Matsushita (Panasonic) Electric Industrial from March 1992 to September 1995 where he was responsible for selling components to the telecom industry within China. From 1998 to 1999, Mr. Kang was vice president of Shenzhen SME (Small and Medium Enterprises) Association, a non-profit association in Shenzhen. Mr. Kang earned an undergraduate degree in Electrical Engineering from South China University of Technology in Guangzhou, China.

ZHOU LI, CHIEF TECHNICAL OFFICER. Prior to joining us in December 2003, Mr. Li served as CTO of Hightech-wealth, one of the largest PDA vendors in China from October 2000 to December 2003. Previously, he worked for Microsoft in Redmond, Washington from 1992 to 2000 where he held various positions including the R&D director of Microsoft's embedded software division. Mr. Li earned a masters degree in computer science from the University of Michigan after completing his undergraduate degree in China.

HOPE NI, CHIEF FINANCIAL OFFICER AND SECRETARY. Prior to joining us in August 2004, Ms. Ni spent six years as a practicing attorney at Skadden, Arps, Slate, Meagher & Flom LLP in New York and Hong Kong, specializing in corporate finance. Prior to that, Ms. Ni worked at Merrill Lynch, investment banking division in New York. Currently, Ms. Ni is a member of the investment committee of Time Innovation Ventures, a venture capital firm focused on funding technology start-ups and joint ventures in China. Ms. Ni also serves on the board of Qianjia Consulting Company which she founded in 2002. Ms. Ni received her Juris Doctor degree from University of Pennsylvania Law School and her Bachelor degree in Applied Economics and Business Management from Cornell University.

ALLEN WU, CONTROLLER. Prior to joining us in 2003, Mr. Wu spent five years with PWC HongKong. He graduated from the Accounting Dept of HK University and is a CPA in both the U.S. and China.

YANGSHI YANG, VICE PRESIDENT OF SALES. Prior to co-founding Comtech, Mr. Yang was employed in various sales capacities with China Telecom. Prior thereto, he was a professor at Tianjing University.

HENRY LI, VP OF MARKETING AND ENGINEERING. Prior to joining us in 1997, Mr. Li worked for Samsung Electronics in Seoul, South Korea as an ASIC designer. Mr. Li received his masters in Electrical Engineering from Tianjing University.

AMY KONG, DIRECTOR. Prior to joining Comtech as a director, Ms. Kong founded Primustech Ventures (HK) Limited, an investment firm focused on Greater China. Ms. Kong invested in a number of private equity projects in the areas of document management, professional training and education, medical waste management, medical device, consumer electronics and information technology consulting. From 1999 to 2000, Ms. Kong served as interim Chief Executive Officer of Cyber City International, a privately owned Shenzhen based science park company. In 1996, Ms. Kong founded GTF Asset Management for the Gajah Tunggal Group, a US$800 million global asset management company.

BIN LI, DIRECTOR. Dr. Li has served as Executive Director and Co-Chief Operating Officer of China Motion Telecom Group, a Hong Kong and Singapore publicly listed company engaged in the business of telecommunication service since October 2003. From June 2000 through October 2003, Dr. Li served as Chief Operating Officer of China Motion NetCom Limited, which is a subsidiary and core member of China Motion Telecom. Prior to that, he was General Manager of CM Tel (HK) Ltd. and CM Internet (HK) Limited.

JASON KIM, DIRECTOR. Mr. Kim founded TG Asia Venture, a Korean venture capital firm based in Hong Kong in 2000 and currently serves as its CEO. From 1994 to 2000, Mr. Kim served as the head of the China team at the Tong Yang Group, Asia Regional Headquarters in Hong Kong, which specializes in Chinese corporate finance and direct investment activity in Asia.

MARK S. HAUSER, DIRECTOR. Mr. Hauser has served as a director of the Company since May 1997. He was an attorney and a founder and Managing Director of Tamarix Capital Corporation, a New York-based merchant and investment-banking firm. He was an attorney and a founder and Managing Director of Tamarix Capital Corporation, a New York-based merchant and investment-banking firm. Since July 2000, Mr. Hauser has been a Managing Director of FdG Associates, a middle-market private equity fund based in New York.

MARK B. SEGALL, DIRECTOR. Mr. Segall has served as a director of TRGI, prior to the Share Exchange, since December 1999, and previously served as TRGI's Secretary from December 1999 until the consummation of the Share Exchange on July 22, 2004. Mr. Segall was a partner at Kramer Levin Naftalis & Frankel LLP, a New York law firm, until October 1999. In October 1999, he became a Senior Vice President and the General Counsel at Investec Ernst & Company and, in October 2001 President and CEO of Investec Inc. The US investment banking operations of Investec were terminated in June 2003 at which time Mr. Segall left Investec and became Chairman and CEO of Kidron Corporate Advisors LLC, a mergers & acquisitions advisory boutique.

FINANCIAL INFORMATION

Attached to this Form 8-K/A are the audited financial statements for the Registrant's wholly-owned subsidiary, Comtech and its subsidiaries, for the fiscal years ended December 31, 2001, 2002 and 2003. The attached financials statements do not include the Registrant's results of operations or financial position, as the parent company of its operating subsidiary. The unaudited financial statements reflect revenues of Comtech for the three months ended March 31, 2004, the three months ended June 30, 2004 and the six months ended June 30, 2004. Management expects revenues for the remaining six months of Comtech's fiscal year to be greater than the revenues generated for the six months ended June 30, 2004.

ITEM 7. FINANCIAL STATEMENTS

      a. Audited Financial Statements of Comtech, the wholly-owned subsidiary of the Company, for the years ended December 31, 2001, 2002 and 2003.

      b. Unaudited Financial Statements of Comtech, the wholly-owned subsidiary of the Company, for the quarter ended June 30, 2004 and the six months ended June 30, 2004

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            TRIDENT ROWAN GROUP, INC.

                                            By:/s/ J. Kang
                                               ---------------------------
                                            Name:  Jingwei Kang
                                            Title: Chief Executive Officer
Dated: August 3, 2004

                          COMTECH GROUP

                          Consolidated Financial Statements
                          For the years ended December 31, 2003, 2002 and 2001 and Independent Auditors' Report

COMTECH GROUP

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2003, 2002 AND 2001
AND INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------

CONTENTS                                                                 PAGE(S)
--------                                                                 -------

INDEPENDENT AUDITORS' REPORT                                                1

CONSOLIDATED BALANCE SHEETS                                                 2

CONSOLIDATED STATEMENTS OF OPERATIONS                                       3

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY                             4

CONSOLIDATED STATEMENTS OF CASH FLOWS                                       5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                6 - 15

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of COMTECH GROUP:

We have audited the accompanying consolidated balance sheets of Comtech Group and its subsidiaries (the "Company") as of December 31, 2003, 2002 and 2001 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2003, 2002 and 2001, and the results of their operations and their cash flows for each of the three years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company has entered into a series of transactions to restructure the organisation of the entities owned by the Shareholders and those transactions were accounted for a historical cost.


Hong Kong
March 1, 2004

COMTECH GROUP

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
(in thousands, except shares and per share amounts)

                                                                           December 31,
                                                                -----------------------------------
                                                                2003      2003      2002      2001
                                                                ----      ----      ----      ----
                                                                 USD       RMB       RMB       RMB
ASSETS
Current assets:
   Cash                                                         3,707    30,683    12,194    30,066
   Trade accounts receivable, net of allowance for doubtful
      accounts of USD501
      (RMB4,145) - 2003; RMB190 - 2002; RMB58-2001             11,146    92,259    67,597    45,048
   Bills receivable                                             1,607    13,306     6,142     1,000
   Other receivables                                              278     2,297     1,513       873
   Amount due from other related party                             --        --       298       298
   Inventories                                                  2,217    18,350     6,913       949
                                                               ------   -------    ------    ------
Total current assets                                           18,955   156,895    94,657    78,234
Property and equipment, net                                       358     2,961     2,371     2,446
Other assets                                                       41       344        44        44
                                                               ------   -------    ------    ------
                                                                  399     3,305     2,415     2,490
                                                               ------   -------    ------    ------
TOTAL ASSETS                                                   19,354   160,200    97,072    80,724
                                                               ======   =======    ======    ======

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Trade accounts payable                                       5,384    44,564    55,701    51,738
   Amount due to holding company                                6,084    50,356     5,144        --
   Amount due to other related party                              192     1,592     3,165     4,497
   Dividend payable                                             5,000    41,387        --        --
   Income tax payable                                             109       902        86       184
   Accrued expenses and other liabilities                         453     3,745     2,418     3,048
                                                               ------   -------    ------    ------
Total current liabilities                                      17,222   142,546    66,514    59,467
                                                               ======   =======    ======    ======

Shareholders equity:
   Ordinary shares - par value USD 0.001 each (authorized:
      50,000,000 shares; issued and outstanding at December
      31, 2003:  10,000,000 shares)                                10        83        83        --
   Additional paid-in capital                                   1,691    14,000    14,000    14,000
   Retained earnings                                              431     3,571    16,475     7,257
                                                               ------   -------    ------    ------
Total shareholders' equity                                      2,132    17,654    30,558    21,257
                                                               ------   -------    ------    ------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                     19,354   160,200    97,072    80,724
                                                               ======   =======    ======    ======

-----------------------------------------------
See notes to consolidated financial statements.

COMTECH GROUP

CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
(in thousands)

                                                           Year ended December 31,
                                                 -------------------------------------------
                                                  2003        2003        2002        2001
                                                  ----        ----        ----        ----
                                                   USD         RMB         RMB         RMB
Revenue                                          43,227     357,805     207,607     171,721
Cost of revenue                                 (37,082)   (306,939)   (190,265)   (159,244)
                                                -------    --------    --------    --------
Gross profit                                      6,145      50,866      17,342      12,477
Selling, general and administrative expenses     (2,457)    (20,341)     (7,461)     (7,911)
                                                -------    --------    --------    --------
Income from operations                            3,688      30,525       9,881       4,566
Interest expense                                    (97)       (801)         --          (9)
Interest income                                       6          54         157         175
                                                -------    --------    --------    --------
Income before income tax                          3,597      29,778      10,038       4,732
Income tax                                          156       1,295         820         825
                                                -------    --------    --------    --------
Net income                                        3,441      28,483       9,218       3,907
                                                =======    ========    ========    ========

-----------------------------------------------
See notes to consolidated financial statements.

COMTECH GROUP

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------
(in thousands, except shares and per share amounts)

                                                                      Additional        Retained              Total
                                          Ordinary Shares           paid-in capital     earnings       shareholders' equity
                                          ---------------           ---------------     --------       --------------------
                                    Number of shares      RMB            RMB              RMB                  RMB
                                    ----------------
Balance at January 1, 2001                     --          --           14,000           3,350                17,350
Net income                                     --          --               --           3,907                 3,907
                                       ----------          --           ------         -------               -------
Balance at December 31, 2001                   --          --           14,000           7,257                21,257
Capital contribution                   10,000,000          83               --              --                    83
Net income                                     --          --               --           9,218                 9,218
                                       ----------          --           ------         -------               -------
Balance at December 31, 2002           10,000,000          83           14,000          16,475                30,558
Dividend (USD 0.5 per share)                   --          --               --         (41,387)              (41,387)
Net income                                     --          --               --          28,483                28,483
                                       ----------          --           ------         -------               -------
Balance at December 31, 2003           10,000,000          83           14,000           3,571                17,654
                                       ==========          ==           ======         =======               =======
Balance at December 31, 2003
(in thousands of USD)                                      10            1,691             431                 2,132
                                                           ==           ======         =======               =======

-----------------------------------------------
See notes to consolidated financial statements.

COMTECH GROUP

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
(in thousands)

                                                             December 31
                                               ----------------------------------------
                                                2003       2003       2002       2001
                                                ----       ----       ----       ----
                                                 USD        RMB        RMB        RMB
Cash flows from operating activities:
  Net income                                    3,441     28,483      9,218      3,907
Adjustment to reconcile net income to
  net cash provided by (used in) operating
  activities:
   Depreciation expense                            51        427        455        370
  Changes in operating assets and
   liabilities:
     Accounts receivable                       (2,979)   (24,662)   (22,549)   (37,417)
     Bills receivable                            (865)    (7,164)    (5,142)    (1,000)
     Inventories                               (1,381)   (11,437)    (5,964)     2,687
     Other receivables                            (95)      (784)      (640)      (549)
     Amount due from other related party           36        298         --       (298)
     Accounts payable                          (1,345)   (11,137)     3,963     45,726
     Accrued expenses and other liabilities       160      1,327       (630)     1,640
     Amount due to other related party           (190)    (1,573)    (1,332)     2,825
     Income tax payable                            98        816        (98)      (943)
                                               ------    -------    -------    -------
Cash provided by (used in ) operating
  activities                                   (3,069)   (25,406)   (22,719)    16,948
                                               ------    -------    -------    -------
Cash flows from investing activities:
  Purchases of property and equipment            (123)    (1,017)      (380)    (2,258)
  Increase in other assets                        (36)      (300)        --         --
                                               ------    -------    -------    -------
Cash used in investing activities                (159)    (1,317)      (380)    (2,258)
                                               ------    -------    -------    -------
Cash flows from financing activities:
  Capital contribution                             --         --         83         --
  Amount received from holding company          5,462     45,212      5,144         --
  Amount due to other related party                --         --         --      1,672
                                               ------    -------    -------    -------
Cash provided by financing activities           5,462     45,212      5,227      1,672
                                               ------    -------    -------    -------
Net increase (decrease) in cash and
  cash equivalents                              2,234     18,489    (17,872)    16,362

Cash at beginning of the year                   1,473     12,194     30,066     13,704
                                               ------    -------    -------    -------
Cash at end of the year                         3,707     30,683     12,194     30,066
                                               ======    =======    =======    =======

Supplemental disclosure of cash flows
  information:

  Cash paid for:
   Interest                                        97        801         --          9
                                               ======    =======    =======    =======
   Income taxes                                    58        479        918      1,297
                                               ======    =======    =======    =======

-----------------------------------------------
See notes to consolidated financial statements.

COMTECH GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2003, 2002 and 2001
--------------------------------------------------------------------------------

(in thousands, except shares and per share amount)

1.    ORGANIZATION AND NATURE OF OPERATIONS

      Comtech Group and its subsidiaries (together, the "Company") uses advanced technology to process and sell telecommunication system equipment, handset components and produce network protection devices in the People's Republic of China ("PRC").

      Ms. Ji Nan and Mr. Kang Jing Wei (together, the "Shareholders") owned 79% (of which 8% was acquired from another party on June 25, 2002) and 21%, respectively, of the outstanding ordinary shares of the Company. The Shareholders held the equity interest of the Company through a holding company, Comtech Global Investment Ltd.

      As of December 31, 2003, the ownership structure of the Company is as follows:

                                       ----------------------------------
                                                 Comtech Group

                                        (established on April 26, 2002
                                            in the Cayman Islands)
                                       ----------------------------------
                                                        |
                                                        |
                        ----------------------------------------------------------------
                        |                                                              |
                        |                                                              |
---------------------------------------------                      ------------------------------------------
      Comtech (China) Holding Limited                                 Comtech (Hong Kong) Holding Limited
             ("Comtech China")                                                ("Comtech Holding")

        (established on May 27, 2002                               (established on May 27, 2002 in the BVI)
   in the British Virgin Islands ("BVI"))
---------------------------------------------                      ------------------------------------------
                        |                                                              |
                        |                                                              |
           ------------------------------                                              |
           |                            |                                              |
           |                            |                                              |
-------------------------    ----------------------------                 ----------------------------
     Shenzhen Comtech          Comtech Communications                        Comtech International
  International Limited         Technology (Shenzhen)                         (Hong Kong) Limited
   ("Shenzhen Comtech")            Company Limited                           ("Comtech Hong Kong")
                              ("Comtech Communication")
     (established on                                                       (established on July 14,
 July 4, 1996 in the PRC)          (established on                                   2000
                              July 23, 2002 in the PRC)                          in Hong Kong)
-------------------------    ----------------------------                 ----------------------------

      The Company, prior to the incorporation of the Comtech Group, conducted its business through Shenzhen Comtech, which then wholly owned Comtech Hong Kong. The Shareholders reorganized the Group; the reorganization consisted of the following: (i) incorporation of the Comtech Group; (ii) establishment of Comtech China and Comtech Holding as wholly owned subsidiaries of the Comtech Group; (iii) establishment of Comtech Communication as a wholly owned subsidiary of Comtech China, (iv) transfer of the ownership in Comtech Hong King from Shenzhen Comtech to Comtech Holding on August 28, 2002, and (v) transfer of the direct ownership in Shenzhen Comtech by the Shareholders of Shenzhen Comtech. The Shareholders on December 30, 2002, transferred to Comtech China their direct ownership interests in Shenzhen Comtech at no consideration.

COMTECH GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2003, 2002 and 2001
--------------------------------------------------------------------------------

(in thousands, except shares and per share amount)

1.    ORGANIZATION AND NATURE OF OPERATIONS - continued

      Pursuant to the foregoing transfer of the direct ownership in Shenzhen Comtech, the Shareholders and Comtech China entered into a Trusteeship Agreement whereby the parties acknowledge that the ownership interest in Shenzhen Comtech are being held by the Shareholders on behalf of Comtech China.

      The transactions described in the two preceding paragraphs are reorganization of companies under common control and were accounted for at historical cost. The accompanying consolidated financial statements reflect the historical result of operations and cash flows of the Company during each respective period and included the results of operations and cash flows of Shenzhen Comtech and Comtech Hong Kong from January 1, 2001. The consolidated balance sheet as of December 31, 2001 represents the consolidated assets and liabilities of Shenzhen Comtech and Comtech Hong Kong. The share capital of Shenzhen Comtech was accounted for as additional equity contribution by the Shareholders and was presented in shareholders' equity as "Additional paid-in capital".

2.    SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

      The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). The principal accounting policies applied are:

      PRINCIPLE OF CONSOLIDATION - The consolidated financial statements include the financial statements of Comtech Group and its subsidiaries. All significant intercompany transactions and balances are eliminated in consolidation.

      USE OF ESTIMATES - The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

      CERTAIN SIGNIFICANT RISKS AND UNCERTAINTIES - The Company participates in a dynamic high technology industry and believes that changes in any of the following areas could have a material adverse effect on the Company's future financial position, results of operations, or cash flows: changes in the overall demand for telecommunication system equipment; competitive pressures due to excess capacity or price reductions; advances and trends in new technologies and industry standards; changes in key suppliers; changes in certain strategic relationships or customer relationships; regulatory or other factors; risks associated with the ability to obtain necessary raw materials; and risks associated with the Company's ability to attract and retain employees necessary to support its growth.

COMTECH GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2003, 2002 AND 2001
--------------------------------------------------------------------------------

(in thousands, except shares and per share amount)

2.    SUMMARY OF PRINCIPAL ACCOUNTING POLICIES - continued

      Property and equipment - These are recorded at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets. Estimated useful lives of property and equipment are as follows:

      Office building                             10 years
      Machinery                                   5 years
      Furniture and office equipment              5 years
      Motor vehicles                              5 years

      Major improvements of property and equipment are capitalized, while expenditures for repairs, maintenance and minor renewals and betterments are expensed.

      INVENTORIES - Inventories, which primarily consist of telecommunication system equipment, handset components and network protection devices, are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

      LONG-LIVED ASSETS - The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicated that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future undiscounted net cash flows expected to be generated by use of the assets. If the carrying amounts of long-lived assets are not recoverable, the impairment loss to be recognized is measured by the amount by which the carrying amounts of the assets exceed their fair values. No impairment loss was recorded for all periods presented.

      INCOME TAXES - Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities and their respective tax bases as well as operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when it is more likely than not that some or all of the deferred tax assets will not be realized.

      REVENUE RECOGNITION - Sales of telecommunication system equipment, handset components and network protection devices are recorded when the equipment is delivered, title has passed to the customers and the Company has no further obligations to provide services related to the operation of such equipment.

      FOREIGN CURRENCY TRANSLATION - The functional currency of the Company is the Renminbi ("RMB"). Transactions in other currencies are recorded in RMB at the rates of exchange prevailing when the transactions occur. Monetary assets and liabilities denominated in other currencies are translated into RMB at rates of exchange in effect at the balance sheet dates. Exchange gains and losses are recorded in the consolidated statements of operations.

COMTECH GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2003, 2002 AND 2001
--------------------------------------------------------------------------------

(in thousands, except shares and per share amount)

2.    SUMMARY OF PRINCIPAL ACCOUNTING POLICIES - continued

      TRANSLATION INTO UNITED STATES DOLLARS - The financial statements of the Company are stated in RMB. The translation of RMB amounts at and for the year ended December 31, 2003 into United States dollars ("USD") are included solely for the convenience of readers and have been made at the rate of RMB 8.2773 to USD 1. Such translations should not be construed as representations that RMB amounts could be converted into USD at that rate or any other rate.

      FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying amounts of cash, amount due to a related party, and amount due to holding company approximated their fair values due to the short-term maturity of these instruments.

      RESEARCH AND DEVELOPMENT EXPENSES - Expenditure on research activities is recognised as an expense in the period in which it is incurred. These expenditures amounted to RMB144 (USD17), RMB1.042 and RMB1,928 for the years ended December 31, 2003, 2002 and 2001, respectively.

      RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS - In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". It establishes standards for how an issuer classifies and measures certain financial instruments. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after September 15, 2003. It requires that certain financial instruments that, under previous guidance, could be accounted for as equity be classified as liabilities, or assets in some circumstances. It does not apply to features embedded in a financial instrument that is not a derivative in its entirety. SFAS No. 150 also required disclosures about alternative ways of settling the instruments and the capital structure of entities whose shares are mandatorily redeemable. The adoption of SFAS No. 150 did not have an impact on the Company's results of operations or financial position.

      In January 2003, the FASB issued FIN No. 46 "consolidation of Variable Interest Entities - an Interpretation of Accounting Research Bulletin No. 51". FIN NO. 46 requires the primary beneficiary to consolidate a variable interest that will absorb a majority of the entity's expected losses if they occur, receive a majority of the entity's expected residual return if they occur, or both. FIN No. 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which the entity obtains an interest after the date. For Variable interest entities acquired before February 1, 2003, the effective date for the Company is January 1, 2004. The Company believes the adoption of FIN No. 46 did not have a material impact on its results of operations or financial position.

COMTECH GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2003, 2002 AND 2001
--------------------------------------------------------------------------------

(in thousands, except shares and per share amount)

3.    PROPERTY AND EQUIPMENT

      Property and equipment consist of the following:

                                             2003    2003    2002    2001
                                             ----    ----    ----    ----
                                              USD     RMB     RMB     RMB
      Office Building                          202   1,672   1,672   1,672
      Machinery                                  9      76      53      51
      Furniture and office equipment           130   1,073     755     377
      Motor vehicles                           184   1,526     850     850
                                             -----   -----   -----   -----

      Total                                    525   4,347   3,330   2,950
      Less: accumulated depreciation           167   1,386     959     504
                                             -----   -----   -----   -----

      Property and equipment, net              358   2,961   2,371   2,446
                                             =====   =====   =====   =====

4.    INVENTORIES

                                    2003       2003       2002       2001
                                    ----       ----       ----       ----
                                     USD        RMB        RMB        RMB
      Raw materials                   979      8,100      4,059         --
      Finished goods                1,238     10,250      2,854        949
                                    -----     ------      -----      -----

                                    2,217     18,350      6,913        949
                                    =====     ======      =====      =====

5.    INCOME TAXES

      The provision for income taxes consists of the following:

                                          2003     2003     2002     2001
                                          ----     ----     ----     ----
                                           USD      RMB      RMB      RMB
      PRC, excluding Hong Kong              143    1,187      740      808
      Hong Kong                              13      108       80       17
                                          -----    -----    -----    -----

                                            156    1,295      820      825
                                          =====    =====    =====    =====

The subsidiaries that are incorporated in Cayman Islands and the British Virgin Islands are not subject to income taxes under those jurisdictions.

COMTECH GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2003, 2002 AND 2001
--------------------------------------------------------------------------------

(in thousands, except shares and per share amount)

5.    INCOME TAXES - Continued

      The PRC statutory tax rate is 33%. Shenzhen Comtech and Comtech Communications are located in the Shenzhen Special Economic Zone in the PRC, which is subject to a reduced tax rate of 15%. In addition, Shenzhen Comtech is subject to a PRC preferential income tax rate at 7.5% in 2002 and 2003 while the income of Comtech Communication in 2002 and 2003 was exempt from the PRC income taxes. Comtech Hong Kong is subject to Profit Taxes in Hong Kong at 16% in 2001 and 2002, and 17.5% in 2003.

      A reconciliation of income tax expense to the amount computed by applying the PRC statutory tax rate to the income before income tax in the consolidated statements of operations is as follows:

                                                       2003        2003        2002        2001
                                                       ----        ----        ----        ----
                                                        USD         RMB         RMB         RMB
      Income before income tax                         3,597      29,778      10,038       4,732
      PRC statutory tax rate                              33%         33%         33%         33%
      Income tax expense at PRC statutory tax rate     1,187       9,827       3,313       1,562
      Effect of concessionary tax rate in the
           Shenzhen Special Economic Zone               (692)     (5,728)     (1,712)       (755)
      Effect of preferential income tax rate              78         646        (713)         --
      Effect of tax exemptions granted to a PRC
           subsidiary                                   (622)     (5,147)         --          --
      Effect of the different income tax rate in
           other tax jurisdictions                       (11)        (91)        (90)        (92)
      Non-deductible (taxable) items                     174       1,444          (4)        (20)
      Tax effect of utilization of tax losses not
           previously recognized                          --          --          --         (49)
      Others                                              42         344          26         179
                                                      ------      ------      ------      ------

                                                         156       1,295         820         825
                                                      ======      ======      ======      ======

      There was no significant deferred tax asset or liability as of December 31, 2003, 2002 and 2001.

COMTECH GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2003, 2002 AND 2001
--------------------------------------------------------------------------------

(in thousands, except shares and per share amount)

6.    COMMITMENTS

      The Company has operating lease agreements principally for its office facilities. Such leases have remaining terms of one to thirty-six months. Rental expense was RMB958 (USD116). RMB418 and RMB388 for the years ended December 31, 2003, 2002 and 2001, respectively.

      Future minimum lease payments under non-cancellable operating lease agreements as of December 31, 2003 were as follows:

                                                    2003              2003
                                                    ----              ----
                                                     USD               RMB
      Fiscal Year
      2004                                           114               944
      2005                                            31               253
      2006                                            14               116
                                                   -----             -----
      Total                                          159             1,313
                                                   =====             =====

7.    RELATED PARTY BALANCES AND TRANSACTIONS

                                                                                 2003     2003     2002     2001
                                                                                 ----     ----     ----     ----
                                                                                  USD      RMB      RMB      RMB
      Related Party Balances
      AMOUNT DUE FROM OTHER RELATED PARTY
      Viewtran Technology Limited
      ("Viewtran")                                                                  --       --      298      298
                                                                                ======   ======   ======   ======
      AMOUNT DUE TO OTHER RELATED PARTY
      Matsunichi Electronics (Hong Kong) Limited
      ("Matsunichi")                                                               192    1,592    3,165    4,497
                                                                                ======   ======   ======   ======

      Mr. Kang Jing Wei has a controlling interest in Viewtran and Matsunichi
      AMOUNT DUE TO HOLDING COMPANY
      Comtech Global Investment Ltd.                                             6,084   50,356    5,144       --
                                                                                ======   ======   ======   ======

      The amount due to other related party and amount due to holding company represent cash advances to or from them and were unsecured, non-interest bearing and had no fixed repayment terms.

COMTECH GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2003, 2002 AND 2001
--------------------------------------------------------------------------------

(in thousands, except shares and per share amount)

      RELATED PARTY BALANCES AND TRANSACTIONS - continued

      (a) The Company, in 2003, purchased products from Viewtran totaling RMB5,456 (USD659). The Company sold these products on behalf of Viewtran at the same price at which it purchased those products. According to an agreement entered into between the Company and Viewtran, the Company conducted these sales and purchase transactions on behalf of Viewtran and the risk and rewards as a result of these transactions are belonging to Viewtran. Therefore, the sales, purchases, and the corresponding receivables and payables related to the foregoing transactions are not reflected in the accompanying financial statements.

      (b) The Company purchased an office building from Matsunichi at a cash consideration of RMB1,672 and paid technical services fees of RMB1,620 to Matsunichi in 2001.

8.    SHAREHOLDERS' EQUITY

      Ordinary Shares

      The holders of those shares have the right to vote, receive dividends and have liquidation rights in proportion to their shareholdings. There are no contracts, as of December 31, 2003, to issue additional ordinary shares of the Company.

      Statutory reserves

      Shenzhen Comtech and Comtech Communication (being a limited company and wholly foreign owned enterprise established in the PRC) are, pursuant to PRC regulations, required to appropriate from their net profits (as reported in their PRC statutory accounts) to certain statutory reserves (namely, statutory surplus reserve and statutory public welfare reserve). These reserves can only be used for specific purposes and are not distributable as cash dividends. The balance of the statutory reserves shown in the accounts of Shenzhen Comtech and Comtech Communications amounted to RMB2,730 (USD330), RMB2,730, and RMB907 as of December 31, 2003, 2002 and 2001, respectively.

COMTECH GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2003, 2002 AND 2001
--------------------------------------------------------------------------------

(in thousands, except shares and per share amount)

9.    CONCENTRATIONS

      Major customers

      The Company has three customers which account for more than 10% of total revenues as follows:

                                                        December 31,
                                                ----------------------------
                                                2003         2002       2001
                                                ----         ----       ----
      Company A                                  24%          30%        38%
      Company B                                  14%          --         --
      Company C                                  --           12%        --

      The above three customers represents 21, 40% and 34% of the balance of trade receivable as of 2003, 2002 and 2001, respectively.

      Major suppliers

      The Company has five suppliers which account for more than 10% of total purchases as follows:

                                                        December 31,
                                                ----------------------------
                                                2003         2002       2001
                                                ----         ----       ----
      Company A                                  --           54%        66%
      Company B                                  30%          --         --
      Company C                                  15%          --         --
      Company D                                  14%          --         --
      Company E                                  11%          --         --

      The Company's purchases from Company A in 2002 and 2001. The accounts payable from this supplier of each balance sheet date represents 87% in 2002 and 99% in 2001 of the balance of trade accounts payable. A director of Comtech Hong Kong is a shareholder of this supplier for which he held the shares on behalf of an unrelated third party.

      The payables to other four suppliers with the largest trade accounts payable balances represent 77% of the balance of trade accounts payable as of December 31, 2003.

COMTECH GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2003, 2002 AND 2001
--------------------------------------------------------------------------------

(in thousands, except shares and per share amount)

10.   EMPLOYEE BENEFIT PLANS

      Certain employees of the Company in the PRC are entitled to retirement benefits calculated with reference to their salaries upon retirement and their length of service in accordance with a PRC government-managed retirement plan. The PRC government is directly responsible for the payments of the benefits to these retired employees. The Company is required to make contributions to the government-managed retirement plan at 6.5% to 9% of the monthly basic salaries of certain employees. The expense of such arrangements to the Company for the year ended December 31, 2003, 2002 and 2001 was RMB179 (USD22), RMB87 and RMB26, respectively.

      The Company operates a Mandatory Provident Fund Scheme for all qualifying employees in Hong Kong. The assets of the scheme are held separately from those of the Company by trustees. The Company contributes 5% of relevant payroll costs to the scheme, which contribution is matched by employees. The contributions accrued by the Company for the years ended December 31, 2003, 2002 and 2001 were RMB34 (USD4), RMB36 and RMB15, respectively.

11.   SUBSEQUENT EVENTS

      On January 18, 2004, the Company signed an agreement to establish a 60% owned subsidiary in the PRC. The Company has committed to contribute RMB1,200 (USD145) to this new subsidiary, which represented 60% of the registered capital of this subsidiary.


                                * * * * * * * * *

                          COMTECH GROUP

                          Unaudited Financial Statements
                          For the three months ended March 31, 2004
                          and June 30, 2004
                          and the six months ended June 30, 2004

COMTECH GROUP
CONSOLIDATED BALANCE SHEET
                                          --------------------------------------
                                                ACTUAL AS AT       ACTUAL AS AT
                                                MAR 31, 2004       JUN 30, 2004
                                          --------------------------------------
                                                     USD'000            USD'000

CURRENT ASSETS
Cash and bank balances                                 2,643              3,461
Trade receviables                                     17,105             22,357
Other receivables                                        390                805
Inventories                                            4,055              3,982
                                          --------------------------------------
                                                      24,193             30,605

NON-CURRENT ASSETS
Fixed assets                                             369                388

                                          --------------------------------------
TOTAL ASSETS                                          24,562             30,993

CURRENT LIABILITIES
Account payables                                       9,263             13,521
Shareholders' loan                                     5,238              5,238
Other payables                                           963                689
Dividend payable                                       5,000              5,000
Taxation payable                                          31                514
                                          --------------------------------------
                                                      20,495             24,962

                                          --------------------------------------
TOTAL ASSETS LESS CURRENT LIABILITIES                  4,067              6,031

MINORITY INTEREST                                        224                399

                                          --------------------------------------
TOTAL NET ASSETS                                       3,843              5,632
                                          ======================================

Share capital                                             10                 10
Other reserves                                         2,021              2,021
Retained profits                                       1,812              3,601

                                          --------------------------------------
SHAREHOLDERS' EQUITY                                   3,843              5,632
                                          ======================================

COMTECH GROUP
CONSOLIDATED INCOME STATEMENT

                                                               -------------------------------------------------------------------
                                                                     ACTUAL 3 MONTHS       ACTUAL 3 MONTHS        ACTUAL 6 MONTHS
                                                                     TO MAR 31, 2004       TO JUN 30, 2004        TO JUN 30, 2004
                                                               -------------------------------------------------------------------
                                                                             USD'000                USD'000               USD'000
REVENUES                                                                      18,575                 19,791                38,366
Cost of sales                                                                (15,717)               (16,942)              (32,659)
                                                               -------------------------------------------------------------------
Gross profit                                                                   2,858                  2,849                 5,707

Selling expenses                                                                (261)                  (526)                 (787)
General and administrative expenses                                             (141)                  (427)                 (568)
Financial expenses                                                               (38)                   (58)                  (96)
                                                               -------------------------------------------------------------------
Operating income before taxation                                               2,418                  1,838                 4,256
Taxation                                                                         (14)                  (160)                 (174)
                                                               -------------------------------------------------------------------
Operating income after taxation                                                2,404                  1,678                 4,082
Minority interest                                                                (84)                  (175)                 (259)
                                                               -------------------------------------------------------------------
NET OPERATING INCOME                                                           2,320                  1,503                 3,823
Professional fee for listing purposes                                           (608)                   286                  (322)
                                                               -------------------------------------------------------------------
NET INCOME                                                                     1,712                  1,789                 3,501
                                                               ===================================================================

COMTECH GROUP
CONSOLIDATED STATEMENT OF CASH FLOWS

                                                             ----------------------------------------------------------
                                                                ACTUAL 3 MONTHS     ACTUAL 3 MONTHS    ACTUAL 6 MONTHS
                                                                TO MAR 31, 2004     TO JUN 30, 2004    TO JUN 30, 2004
                                                             ----------------------------------------------------------
                                                                        USD'000             USD'000            USD'000
Cash flows from operating activities:
     Net income                                                           1,712               1,789              3,501
Adjustment to reconcile net income to
     net cash (used in) provided by operating activities:
        Depreciation expense                                                 19                  19                 38
     Changes in operating assets and liabilities:
        Trade receivable                                                 (4,352)             (5,252)            (9,604)
        Inventories                                                      (1,838)                 73             (1,765)
        Other receivables                                                   (71)               (415)              (486)
        Accounts payable                                                  3,879               4,258              8,137
        Accrued expenses and other liabilities                              621                (274)               347
        Income tax payable                                                 (381)                483                102
        Minority interest                                                   224                 175                399

                                                             ----------------------------------------------------------
Cash (used in) provided by operating activities                            (187)                856                669
                                                             ----------------------------------------------------------

Cash flows from investing activities:
     Purchases of property and equipment                                    (31)                (38)               (69)

                                                             ----------------------------------------------------------
Cash used in investing activities                                           (31)                (38)               (69)
                                                             ----------------------------------------------------------

Cash flows from financing activities:
     Repayment of amount received from holding company                     (846)                  0               (846)

                                                             ----------------------------------------------------------
Cash used in financing activities                                          (846)                  0               (846)
                                                             ----------------------------------------------------------

Net increase/(decrease) in cash and cash equivalents                     (1,064)                818               (246)

Cash at beginning of the period                                           3,707               2,643              3,707

                                                             ----------------------------------------------------------
Cash at end of the period                                                 2,643               3,461              3,461
                                                             ==========================================================